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Exhibit 10.17

Allen Crawford
 [letterhead]

From:	Allen Crawford [allen@zerosones.com]
Sent:	Thursday, October 19, 2000 4:58 PM
To:	homerj@gthcapital.com
Cc:	robert @zros.net
Subject:	Temporary Suspension of our Agreement

Dear John,

This is to confirm our conversation today whereby you and I agreed to suspend or "put on hold" the agreement between GTH and Zeros & Ones with respect to vesting and payment of fees, effective immediately. We have agreed to this because current market conditions and other factors specific to Zeros & Ones make it currently difficult for you to provide the kinds of services to us that we both contemplated. We look forward to the share price rising up to a range that will be more condusive to the types of deals that we know GTH can bring to the table. Hopefully this "hold" period will not exceed 60-90 days or so.

Zeros & Ones has many exciting projects on track to create value and excitement for our investors and shareholders, such as our new video compression technology that we hope to be able to demonstrate within the next 6-8 weeks. As discussed, we will keep in communication with each other with an eye towards being able to act quickly as soon as conditions change or a meaningful business opportunity presents itself.

Best personal regards,

-Allen

Allen Crawford
Vice President, Strategic Development

ZEROS & ONES, INC. - http://www.zerosones.com/
Broadband Content & Technology for a Digital World

"Be bold when the opportunity presents itself"

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  Exhibit 10.17